NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 22, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 8, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Morgan Stanley Asia-Pacific Fund, Inc. and Morgan Stanley Institutional Fund, Inc., on behalf of the Emerging Markets Portfolio became effective before the opening on April 8, 2019. Each share of Morgan Stanley Asia-Pacific Fund, Inc. Common Stock was converted into 0.67857373 of a share of Class I shares of Common Stock of Morgan Stanley Institutional Fund, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 08, 2019.